Exhibit 99.1

Vista Equity Partners Completes Acquisition of Duck Creek Technologies

BOSTON, March 30, 2023 — Duck Creek Technologies (“Duck Creek”), the intelligent solutions provider defining the future of property and casualty (P&C) and general insurance, today announced the completion of its acquisition by Vista Equity Partners (“Vista”), a leading global investment firm focused exclusively on enterprise software, data, and technology-enabled businesses, for $19.00 per share, in an all-cash transaction valued at approximately $2.6 billion.

“We are excited to commence our partnership with Vista Equity Partners and work together to advance the next generation of P&C insurance technology,” said Michael Jackowski, Chief Executive Officer of Duck Creek. “With Vista’s global network and deep sector expertise, we will be better positioned to support and accelerate the industry’s transition to the cloud while continuing to deliver a best-in-class customer experience.”

“Duck Creek is a demonstrated leader in the P&C space, delivering innovative solutions that empower carriers to be faster and more nimble in servicing the digital needs of their customers,” said Monti Saroya, Senior Managing Director and Co-Head of Vista’s Flagship Fund. “We look forward to partnering with Mike and the Duck Creek team as they continue to scale and define the future of P&C insurance technology.”

“We’re excited to welcome Duck Creek to the Vista ecosystem,” said Jeff Wilson, Managing Director at Vista. “Their commitment to excellence and innovation coupled with Vista’s experience in driving sustainable growth will take the business to new heights while delivering solutions that help carriers transform their business.”

Duck Creek has earned the right to partner with and provide its modern technology solutions to an esteemed list of leading carriers across the globe, including Berkshire Hathaway Specialty Insurance, Hollard Insurance, Northbridge Financial Corporation and Tokio Marine.

With the completion of the transaction, Duck Creek Technologies shares have ceased trading and are no longer listed on the Nasdaq Global Select Market.

J.P. Morgan acted as financial advisor to Duck Creek, and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal counsel to Duck Creek.

Evercore acted as financial advisor to the Special Committee of the Duck Creek Board of Directors, and Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal counsel to the Special Committee of the Duck Creek Board of Directors.

RBC Capital Markets acted as financial advisor to Vista, and Kirkland & Ellis LLP acted as legal counsel to Vista.
About Duck Creek Technologies

Duck Creek Technologies is the intelligent solutions provider defining the future of the property and casualty (P&C) and general insurance industry. We are the platform upon which modern insurance systems are built, enabling the industry to capitalize on the power of the cloud to run agile, intelligent, and evergreen operations. Authenticity, purpose, and transparency are core to Duck Creek, and we believe insurance should be there for individuals and businesses when, where, and how they need it most. Our market-leading solutions are available on a standalone basis or as a full suite, and all are available via Duck Creek OnDemand. Visit www.duckcreek.com to learn more. Follow Duck Creek on our social channels for the latest information – LinkedIn and Twitter.

Confidential & Proprietary | 1

About Vista Equity Partners

Vista is a leading global investment firm with more than $95 billion in assets under management as of September 30, 2022. The firm exclusively invests in enterprise software, data and technology-enabled organizations across private equity, permanent capital, credit and public equity strategies, bringing an approach that prioritizes creating enduring market value for the benefit of its global ecosystem of investors, companies, customers and employees. Vista's investments are anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions and proven, flexible management techniques that drive sustainable growth. Vista believes the transformative power of technology is the key to an even better future – a healthier planet, a smarter economy, a diverse and inclusive community and a broader path to prosperity. Further information is available at vistaequitypartners.com. Follow Vista on LinkedIn, @Vista Equity Partners, and on Twitter, @Vista_Equity.

Contacts

For Duck Creek Technologies:

Investor Contact:
Kevin Rhodes
Chief Financial Officer
kevin.rhodes@duckcreek.com

Media Contacts:
Drake Manning
drake.manning@duckcreek.com

Carley Bunch
carley.bunch@duckcreek.com

For Vista Equity Partners:

Brian W. Steel, Vista Equity Partners
media@vistaequitypartners.com
(212) 804-9170

Confidential & Proprietary | 2